Exhibit 4.23

MEMORANDO DE ENTENDIMIENTO Y LIBERACIÓN DE RESPONSABILIDAD	MEMORANDUM OF UNDERSTANDING AND LIABILITY RELEASE

El presente Memorando de Entendimiento (en adelante denominado como “MDE”) se celebra el día 30 de marzo de 2023, en la Ciudad de México, México entre:	This Memorandum of Understanding (hereinafter referred to as “MOU”) is executed on March 30th, 2023 in Mexico City, Mexico, between:

Por una Parte:	On One Part:

ELÍAS SACAL CABABIE (en lo sucesivo “ESC”), una persona física con capacidad de ejercicio bajo las Leyes de la República Mexicana, teniendo como domicilio el ubicado en Av. Paseo de las Palmas 1270, Col. Lomas de Chapultepec, México, Alcaldía Miguel Hidalgo, C.P. 1270, Ciudad de México, México representado por su propio derecho.

ELÍAS SACAL CABABIE (hereinafter “ESC”), an individual with legal capacity under the Laws of the Mexican Republic, residing at Av. Paseo de las Palmas 1270, Col. Lomas de Chapultepec, Mexico, Miguel Hidalgo Delegation,

C.P. 1270, Mexico City, Mexico, representing himself.

Por otra Parte:	On the Other Part:

MURANO WORLD, S.A. DE C.V., OPERADORA HOTELERA G I, S.A. DE C.V y OPERADORA HOTELERA GRAND ISLAND II, S.A. DE C.V., (en lo sucesivo “MURANO”, compañías constituida bajo las Leyes de la República Mexicana, teniendo como domicilio para efectos del presente documento el ubicado en Bucareli No.42 Int.101, Cuauhtémoc, C.P. 06040, Ciudad de México, México representadas en su conjunto, y en este acto por María Norma Lucio Landín.

MURANO WORLD, S.A. DE C.V., OPERADORA HOTELERA G I, S.A. DE C.V., and OPERADORA HOTELERA GRAND ISLAND II, S.A. DE C.V., (hereinafter “MURANO”), companies established under the Laws of the Mexican Republic, with their address for the purposes of this document at Bucareli No. 42 Int.101, Cuauhtémoc, C.P. 06040, Mexico City, Mexico, collectively represented by María Norma Lucio Landín.

En lo sucesivo denominadas individualmente como “Parte” y/o según se definen anteriormente ESC y MURANO en su conjunto se les denominará como las “Partes”.	Hereinafter individually referred to as a “Party,” and/or as defined above, ESC and MURANO collectively referred to as the “Parties.”

A N T E C E D E N T E	B A C K G R O U N D

ÚNICO. En referencia A LOS CONTRATOS DE CONTRAGARANTÍA (“CONTRATO”) CELEBRADOS POR UNA PARTE POR AMR OPERACIONES MX, S. DE R.L. DE C.V.(“AMR”), POR OTRA PARTE OPERADORA HOTELERA G I, S.A. DE C.V, OPERADORA HOTELERA GRAND ISLAND II, S.A. DE C.V., (“PROPIETARIO”), CON LA COMPARENCENCIA DE MURANO WORLD, S.A. DE C.V., ELIAS SACAL CABABIE Y MARCOS SACAL COHEN (“OBLIGADOS SOLIDARIOS”), BAJO EL CUAL EL PROPIETARIO Y LOS OBLIGADOS SOLIDARIOS SE OBLIGAN A PAGAR A AMR CUALQUIER CANTIDAD QUE AMR O SUS FILIALES ESTUVIEREN OBLIGADOS A PAGAR BAJO LA GARANTÍA.

UNIQUE. In reference to the Counter-Guarantee Contracts (“Contract” entered into by AMR OPERACIONES MX, S. DE R.L. DE C.V. (“AMR”, on one part, and OPERADORA HOTELERA G I, S.A. DE C.V., OPERADORA HOTELERA GRAND ISLAND II, S.A. DE C.V., (“OWNER”), with the participation of MURANO WORLD, S.A. DE C.V., ELIAS SACAL CABABIE, and MARCOS SACAL COHEN (“JOINT OBLIGORS”), under which the OWNER and JOINT OBLIGORS undertake to pay AMR any amount that AMR or its subsidiaries are obligated to pay under the guarantee.

D E C L A R A C I O N E S

Declaran las Partes que:

I.    Se reconocen la confidencialidad de toda la información y/o documentación que integran el presente documento y que constituye la Información Confidencial.

II.    Es su deseo celebrar el presente documento en los términos que se precisan en el mismo.

III.   En virtud de lo anterior, las Partes considerando el Antecedente y lo antes declarado acuerdan sujetarse a las siguientes:

D E C L A R A T I O N S

The Parties declare that:

I.   They acknowledge the confidentiality of all information and/or documentation comprising this document and constituting Confidential Information.

II.   It is their desire to enter into this document on the terms specified herein.

III.  In light of the foregoing, the Parties, considering the Background and the foregoing statements, agree to be bound by the following:

C L Á U S U L A S

PRIMERA. En este acto ESC se hace responsable ante MURANO a sus accionistas, filiales, directores, funcionarios, empleados, agentes o asesores (incluyendo abogados y contadores y cualesquiera representantes de dichos asesores de las cantidades resultantes del CONTRATO identificado en el ANTECEDENTE único del presente documento, así como de cualquier supuesto en el que cualquier tercero iniciare acciones de cualquier naturaleza para el cobro de la Garantía y que MURANO, sus accionistas, filiales, directores, funcionarios, empleados, agentes o asesores (incluyendo abogados y contadores y cualesquiera representantes de dichos asesores) se vieren afectados y/u obligados a efectuar pagos o erogación alguna al respecto, ESC estará obligado a pagar y/o reembolsar a MURANO, sus accionistas, filiales, directores, funcionarios, empleados, agentes o asesores (incluyendo abogados y contadores y cualesquiera representantes de dichos asesores), todas las cantidades que éste tuviera que erogar por tal concepto, incluyendo los costos y gastos legales aplicables y cualesquier daños y perjuicios que MURANO, sus accionistas, filiales, directores, funcionarios, empleados, agentes o asesores (incluyendo abogados y contadores y cualesquiera representantes de dichos asesores) sufran directamente o indirectamente, así como en indemnizar y dejar en paz y a salvo a MURANO, sus accionistas, filiales, directores, funcionarios, empleados, agentes o asesores (incluyendo abogados y contadores y cualesquiera representantes de dichos asesores) por cualquier demanda, acción o procedimiento en el que MURANO se viera involucrado con motivo del CONTRATO, la garantía y del ejercicio de la misma por cualquier tercero, de la terminación del Contrato o cualquier otro motivo relacionado, incluyendo sin limitar cualquier gasto de honorarios legales resultantes de dicho CONTRATO.

CLAUSES

FIRST. In this act, ESC assumes responsibility to MURANO, its shareholders, subsidiaries, directors, officers, employees, agents, or advisors (including lawyers and accountants and any representatives of such advisors) for the amounts resulting from the CONTRACT identified in the SOLE BACKGROUND of this document. Additionally, in any case where a third party initiates actions of any nature to collect the Guarantee and MURANO, its shareholders, subsidiaries, directors, officers, employees, agents, or advisors (including lawyers and accountants and any representatives of such advisors) are affected and/or obligated to make payments or disbursements in this regard, ESC shall be obliged to pay and/or reimburse MURANO, its shareholders, subsidiaries, directors, officers, employees, agents, or advisors (including lawyers and accountants and any representatives of such advisors), all amounts that they have to disburse for such purpose, including applicable legal costs and any damages and losses that MURANO, its shareholders, subsidiaries, directors, officers, employees, agents, or advisors (including lawyers and accountants and any representatives of such advisors) directly or indirectly suffer, as well as to indemnify and hold harmless MURANO, its shareholders, subsidiaries, directors, officers, employees, agents, or advisors (including lawyers and accountants and any representatives of such advisors) for any claim, action, or proceeding in which MURANO becomes involved due to the CONTRACT, the guarantee, and its exercise by any third party, termination of the Contract, or any other related reason, including without limitation any legal fees resulting from said CONTRACT.

SEGUNDA. Las partes podrán en cualquier momento ceder total o parcialmente los derechos y obligaciones derivados del presente MDE, a las empresas pertenecientes a su mismo Grupo de Interés Económico, entendiéndose por éstas a sus filiales, afiliadas, controladas y controladoras.	SECOND. The parties may at any time assign, in whole or in part, the rights and obligations arising from this MOU to companies belonging to their same Economic Interest Group, understood as their subsidiaries, affiliates, controlled entities, and controlling entities.

TERCERA. El presente instrumento estará vigente desde la firma del MDE hasta la liquidación del CONTRATO, momento a partir del cual las PARTES se otorgarán el finiquito más amplio que en derecho proceda.

CUARTA. Las Partes deberán conservar en estricta confidencialidad cualquier información que hayan recibido de alguna de las Partes y que se haya marcado como confidencial por la Parte otorgante, ya sea relacionada con el negocio de dicha Parte y que haya sido recibida ya sea antes o después de la suscripción del presente instrumento.

Salvo por los casos previstos en la ley, ninguna de las Partes deberá divulgar la información confidencial a ninguna persona o entidad, o usar dicha información para ningún otro propósito que no sea el permitido para cumplir con los requerimientos de este MDE sin el consentimiento escrito de la Parte emisora de dicha información confidencial.

QUINTA. Queda expresamente convenido por las Partes que ninguna de ellas responderá frente a la otra por daños indirectos, ni perjuicios de ninguna índole u origen, por lo que las Partes desde este momento renuncian expresamente a solicitar o reclamar pago alguno entre ellas por dichos conceptos.

SEXTA. No podrá realizarse modificación alguna a este MDE ni liberación de responsabilidades con respecto a los términos y condiciones establecidos en el mismo respecto de cualquiera de las Partes, a menos que lo anterior haya sido aprobado unánimemente por escrito por todas las Partes.

SÉPTIMA. El presente MDE constituye un acuerdo con plena validez legal y es vinculante entre las Partes conforme a los términos y condiciones establecidos en el mismo.

THIRD. This instrument shall be valid from the signing of the MOU until the settlement of the CONTRACT, after which the PARTIES shall grant each other the broadest release allowed by law.

FOURTH. The Parties shall maintain strict confidentiality of any information received from each other and marked as confidential by the disclosing Party, whether related to the business of that Party and received either before or after the signing of this instrument.

Except as provided by law, none of the Parties shall disclose confidential information to any person or entity or use such information for any purpose other than that permitted to comply with the requirements of this MOU without the written consent of the issuing Party of such confidential information.

FIFTH. It is expressly agreed by the Parties that neither of them shall be liable to the other for indirect damages or losses of any kind or origin, and the Parties hereby expressly waive seeking or claiming any payment between them for such concepts.

SIXTH. No modification to this MOU or release of liabilities regarding the terms and conditions set forth therein for any of the Parties may be made unless unanimously approved in writing by all Parties.

SEVENTH. This MOU constitutes a legally valid and binding agreement between the Parties in accordance with the terms and conditions set forth therein.

El presente MDE se suscribe simultáneamente en inglés y español, en el entendido de que, en caso de conflicto, duda o contradicción en relación con la debida interpretación del presente pagaré, la versión en español prevalecerá

OCTAVA. Las Partes convienen que para todo lo relativo a la interpretación del presente MDE y en caso de presentarse cualquier disputa relacionada con el mismo, ésta deberá ser conducida en los mejores términos, y para el caso de que persista la disputa, controversia o reclamo, las Partes se someterán a la jurisdicción de los tribunales competentes y las leyes vigentes de la Ciudad de México, México renunciando a cualquier otro fuero que por razón de sus domicilios presentes o futuros o por cualquier otra causa les pudiera corresponder.

Enteradas las Partes del contenido y alcance legal de todos y cada uno de los acuerdos incluidos en este MDE, lo firman de conformidad en la fecha de su elaboración, en dos tantos originales, uno para cada Parte en la Ciudad de México, México a los 30 días del mes de marzo de 2023.

This MOU note is simultaneously executed in both English and Spanish, with the understanding that, in the event of conflict, doubt, or contradiction regarding the proper interpretation of this promissory note, the Spanish version shall prevail.

EIGHTH. The Parties agree that, regarding the interpretation of this MOU and in the event of any dispute arising from it, such dispute shall be conducted in the best terms. In the event that the dispute, controversy, or claim persists, the Parties shall submit to the jurisdiction of the competent courts and the prevailing laws of Mexico City, Mexico, waiving any other jurisdiction that may be applicable due to their present or future domiciles or for any other reason.

Having been informed of the content and legal scope of each and every agreement included in this MOU, the Parties sign it in accordance on the date of its preparation, in two original copies, one for each Party in Mexico City, Mexico, on the 30th day of March 2023.

ESC ELIAS SACAL CABABIE	MURANO MURANO WORLD, S.A. DE C.V., OPERADORA HOTELERA G I, S.A. DE C.V y OPERADORA HOTELERA GRAND ISLAND II, S.A. DE C.V

/s/ Elias Sacal Cababie	/s/ Laura Isabel Castillo Solis
POR SU PROPIO DERECHO	LAURA ISABEL CASTILLO SOLÍS REPRESENTANTE LEGAL